Exhibit 10.11

EMPLOYMENT AGREEMENT

This Agreement (this “Agreement”) dated as of July 12, 2010 (the “Effective Date”), by and between IASO Pharma Inc., with offices at 12707 High Bluff Drive, Suite 200, San Diego, California 92130 (the “Company”), and James W. Klingler residing at 33 Bethany Drive, Irvine, California 92603 (the “Executive”).

W I T N E S S E T H:

WHEREAS, the Company desires to employ the Executive as Chief Financial Officer, and the Executive desires to serve the Company in this capacity, upon the terms and subject to the conditions contained in this Agreement;

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	Employment.

(a) Services. The Executive will be employed by the Company as Chief Financial Officer of the Company. The Executive will report to the Chief Executive Officer of the Company and shall perform such duties as are consistent with his position as Chief Financial Officer (the “Services”). The Executive agrees to perform the Services faithfully, to devote all of his working time, attention and energies to the business of the Company, and while he remains employed, not to engage in any other business activity that is in conflict with his duties and obligations to the Company.

(b) Acceptance. The Executive hereby accepts such employment and agrees to render the Services.

2.	Term.

Executive’s employment shall commence on the date hereof and shall be on an at-will basis, subject to the severance provisions of Section 4(h). Notwithstanding anything to the contrary contained herein, the provisions of this Agreement governing protection of Confidential Information and Inventions and Non-Competition, Non-Solicitation and Non-Disparagement shall continue in effect as specified in Sections 5 and 6, respectively, hereof and shall survive the expiration or termination hereof.

3.	Best Efforts; Place of Performance.

(a)       The Executive shall devote substantially all of his business time, attention and energies to the business and affairs of the Company and shall use his best efforts to advance the best interests of the Company and shall not during his term of employment hereunder (the “Term”) be actively engaged in any other business activity, whether or not such business activity is pursued for gain, profit or other pecuniary advantage, that will interfere with the performance by the Executive of his duties hereunder or the Executive’s availability to perform such duties or that will adversely affect, or negatively reflect upon, the Company.

Notwithstanding the foregoing, Company agrees that Executive may perform certain duties on behalf of his former employer during the Part-Time Period.

(b)       The duties to be performed by the Executive hereunder shall be performed primarily at the office of the Company in the San Diego, California metropolitan area, subject to reasonable travel requirements on behalf of the Company, or such other place as the Board may reasonably designate. Notwithstanding the foregoing, the Company may be relocated to another city within the United States with consent of the Board of Directors of the Company (the “Board”).

4.   Compensation. As full compensation for the performance by the Executive of his duties under this Agreement, the Company shall pay the Executive as follows:

(a)       Base Salary. The Company shall pay the Executive a salary (the “Base Salary”) equal to Two Hundred Twenty Five Thousand Dollars ($225,000) on an annual basis. Commencing on the Effective Date and ending on September 6, 2010 (the “Part-Time Period”), the Executive shall be employed by the Company on a part-time basis, and Company shall pay the Executive a salary equal to fifty percent (50%) of the Base Salary during the Part-Time Period. Commencing on September 7, 2010 and for the duration of the Term, Executive shall be employed on a full-time basis, and Company shall pay the Executive a salary equal to one hundred percent (100%) of the Base Salary. Payment of the Base Salary shall be made in accordance with the Company’s normal payroll practices.

(b)       Discretionary Bonus. The Executive shall be eligible to receive an additional annual bonus (the “Discretionary Bonus”) in an amount equal to up to twenty percent (20%) of the salary Executive earned during the prior year, and based upon corporate and the Executive’s individual performance on behalf of the Company during the prior year, as determined solely in the discretion of the Board. The Discretionary Bonus shall be payable either as a lump-sum payment or in installments as determined by the Company in its sole discretion. In addition, the Company shall annually review the Bonus to determine whether an increase in the amount thereof is warranted.

(c)       IPO Bonus. As additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, and upon the successful closing of the Company’s initial public offering (“IPO”), the Company shall pay to Executive a bonus (the “IPO Bonus”) equal to Sixty Thousand Dollars ($60,000). The IPO Bonus shall be paid within 30 days of the closing of the IPO.

(d)       Stock Options. As additional compensation for the Services to be rendered by the Executive pursuant to this Agreement, it will be recommended at the first regularly scheduled meeting of the Company’s Board of Directors following the Effective Date that the Company grant to Executive an option to purchase a number of shares of the Company’s common stock equal to two percent (2%) of the outstanding shares of common stock of the Company on the first date of the Company’s IPO (the “Stock Options”), at a price equal to the offering price of such shares of common stock at the time of such IPO, and that vesting of such options be accelerated in the event of a change of control of the Company One-third (1/3) of the Stock Options shall vest twelve (12) months after the date of the stock option award and no shares shall vest before such date and no rights to any vesting shall be earned or accrued prior to such date. The remaining Stock Options shall vest in equal (one-third) amounts on the second and third anniversaries of the Effective Date, respectively, and subject to the Executive’s continuing eligibility. This option grant shall be subject to the terms and conditions of the Company’s 2007 Stock Incentive Plan and Stock Option Agreement, which shall be entered into by and between the Executive and the Company.

(e)       Expenses. The Company shall reimburse the Executive for all normal, usual and necessary expenses incurred by the Executive in furtherance of the business and affairs of the Company, including reasonable travel and entertainment, upon timely receipt by the Company of appropriate vouchers or other proof of the Executive’s expenditures and otherwise in accordance with any expense reimbursement policy as may from time to time be adopted by the Company.

(f)        Other Benefits. The Executive shall be entitled to all rights and benefits for which he shall be eligible under any benefit or other plans (including, without limitation, dental, medical, medical reimbursement and hospital plans, pension plans, employee stock purchase plans, profit sharing plans, bonus plans and other so-called "fringe" benefits) as the Company shall make available to its employees from time to time.

(g)       Vacation. The Executive shall, during the Term, be entitled to vacation time of twenty (20) days per annum, in addition to holidays observed by the Company. Vacation time will be earned at a rate of 1.67 days per month. The Executive cannot take more than 5 vacation days in any thirty (30) day period without approval from the Chief Executive Officer. The Executive shall not be entitled to carry more than 5 vacation days forward to the next year of employment.

(h)       Severance. If the Executive’s employment is terminated by the Company prior to January 1, 2011, without cause and other than as a result of the Executive’s death or disability, then the Company shall (i) continue to pay to the Executive his Base Salary and benefits for a period of one (1) month following the date of termination; and (ii) pay any expense reimbursement amounts owed to the Executive through the date of termination. If the Executive’s employment is terminated by the Company on or after January 1, 2011, without cause and other than as a result of the Executive’s death or disability, then the Company shall (i) continue to pay the Executive his Base Salary and benefits for a period of three (3) months following the date of termination; and (ii) pay any expense reimbursement amounts owed to the Executive through the date of termination. In addition, all Options that have vested as of the date of the Executive’s termination shall remain exercisable for a period of ninety (90) days.

(i)        Withholding. The Company shall withhold all applicable federal, state and local taxes and social security and such other amounts as may be required by law from all amounts payable to the Executive under this Section 4.

5.	Confidential Information and Inventions.

(a)       The Executive recognizes and acknowledges that in the course of his duties he is likely to receive confidential or proprietary information owned by the Company, its affiliates or third parties with whom the Company or any such affiliates has an obligation of confidentiality. Accordingly, during and for a period of seven (7) years after the Term, the Executive agrees to keep confidential and not disclose or make accessible to any other person or use for any other purpose other than in connection with the fulfillment of his duties under this

Agreement, any Confidential and Proprietary Information (as defined below) owned by, or received by or on behalf of, the Company or any of its affiliates. “Confidential and Proprietary Information” shall include, but shall not be limited to, in-licensing, acquisition and other business opportunities, confidential or proprietary scientific or technical information, data, formulas and related concepts, business plans (both current and under development), client lists, promotion and marketing programs, trade secrets, or any other confidential or proprietary business information relating to in-licensing, acquisition and other business opportunities, development programs, costs, revenues, marketing, investments, sales activities, promotions, credit and financial data, manufacturing processes, financing methods, plans or the business and affairs of the Company or of any affiliate or client of the Company. Confidential and Proprietary information shall not include any information that is available to the public or the general skills, knowledge and experience acquired by the Executive before the term. The Executive expressly acknowledges the trade secret status of the Confidential and Proprietary Information and that the Confidential and Proprietary Information constitutes a protectable business interest of the Company. Notwithstanding the foregoing, the Executive may disclose Confidential and Proprietary information if legally required to do so. The Executive agrees: (i) not to use any such Confidential and Proprietary Information for himself or others; and (ii) not to take any Company material or reproductions (including but not limited to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof from the Company’s offices at any time during his employment by the Company, except as required in the execution of the Executive’s duties to the Company. The Executive agrees to return immediately all Company material and reproductions (including but not limited, to writings, correspondence, notes, drafts, records, invoices, technical and business policies, computer programs or disks) thereof in his possession to the Company upon request and in any event immediately upon termination of employment.

(b)       Except with prior written authorization by the Company, the Executive agrees not to disclose or publish any of the Confidential and Proprietary Information, or any confidential, scientific, technical or business information of any other party to whom the Company or any of its affiliates owes an obligation of confidence, at any time during or after his employment with the Company.

(c)       The Executive agrees that all inventions, discoveries, improvements and patentable or copyrightable works (“Inventions”) initiated, conceived, reduced to practice or made by him, either alone or in conjunction with others, during the Term shall be the sole property of the Company to the maximum extent permitted by applicable law and, with respect to subject matter for which copyright protection is available, to the extent permitted by law, shall be “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C.A., Section 101). The Company shall be the sole owner of all patents, copyrights, trade secret rights, and other intellectual property or other rights in connection therewith. The Executive hereby assigns to the Company all right, title and interest he may have or acquire in all such Inventions; provided, however, that the Company may in its sole discretion agree to waive the Company’s rights pursuant to this Section 5(c) with respect to any Invention that is not directly or indirectly related to the Company’s business. The Executive further agrees to assist the Company in every proper way (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights or other rights on such Inventions in any and all countries, and to that end the Executive will execute all documents necessary:

(i)     to apply for, obtain and vest in the name of the Company alone (unless the Company otherwise directs) letters patent, copyrights or other analogous protection in any country throughout the world and when so obtained or vested to renew and restore the same; and

(ii)    to defend any opposition proceedings in respect of such applications and any opposition proceedings or petitions or applications for revocation of such letters patent, copyright or other analogous protection.

(d)       The Executive acknowledges that in the course of performing the Services under this Agreement the Executive may locate, identify and/or evaluate patented or patentable inventions having commercial potential in the fields of pharmacy, pharmaceutical, biotechnology, healthcare, technology and other fields which may be of potential interest to the Company or one of its affiliates (the “Third Party Inventions”). The Executive understands, acknowledges and agrees that all rights to, interests in or opportunities regarding, all Third-Party Inventions identified by the Company, any of its affiliates or either of the foregoing persons’ officers, directors, employees (including the Executive), agents or consultants during the Term shall be and remain the sole and exclusive property of the Company or such affiliate and the Executive shall have no rights whatsoever to such Third-Party Inventions and will not pursue for himself or for others any transaction relating to the Third-Party Inventions which is not on behalf of the Company.

(e)       Executive agrees that he will promptly disclose to the Company, or any persons designated by the Company, all improvements, Inventions made or conceived or reduced to practice or learned by him, either alone or jointly with others, during the Term.

(f)        The provisions of this Section 5 shall survive any termination of this Agreement.

6.	Non-Competition, Non-Solicitation and Non-Disparagement.

(a)       The Executive understands and recognizes that the Services he is to provide to the Company are special and unique and that in the course of performing the Services the Executive will have access to and knowledge of Confidential and Proprietary Information (as defined in Section 5) and the Executive agrees that, during the Term and during such period of time after the Term that Executive continues to receive his salary and benefits (Severance) without interruptions from the Company, he shall not in any manner, directly or indirectly, on behalf of himself or any person, firm, partnership, joint venture, corporation or other business entity (“Person”), enter into or engage in any business which is engaged in any business directly or indirectly competitive with the business of the Company, either as an individual for his own account, or as a partner, joint venturer, owner, executive, employee, independent contractor, principal, agent, consultant, salesperson, officer, director or stockholder of a Person in a business competitive with the Company within the geographic area of the Company’s business, which is deemed by the parties hereto to be worldwide. The Executive acknowledges that, due to the unique nature of the Company’s business and its business model, the loss of any of its clients or business flow, the replication of its business model or the improper use of its Confidential and Proprietary Information could create significant instability and cause substantial damage to the Company and its affiliates and therefore the Company has a strong legitimate business interest in protecting the continuity of its business interests and the restriction herein agreed to by the Executive narrowly and fairly serves such an important and critical business interest of the Company. or purposes of this Agreement, the Company shall be deemed to be actively engaged in the development and commercialization of therapeutics (including drugs, medical devices and vaccines) for those indications in which the Company or any of its direct or indirect subsidiaries is actively engaged or has taken reasonable steps to become engaged at the time of the termination of the Executive’s employment or during the two year period prior thereto. Notwithstanding the foregoing, nothing contained in this Section 6(a) shall be deemed to prohibit the Executive from (i) acquiring or holding, solely for investment, publicly traded securities of any corporation, some or all of the activities of which are competitive with the business of the Company so long as such securities do not, in the aggregate, constitute more than four percent (4%) of any class or series of outstanding securities of such corporation.

(b)       During the Term and for a period of six (6) months thereafter, the Executive shall not, directly or indirectly, without the prior written consent of the Company:

(i)     solicit or induce any employee of the Company or any of its affiliates to leave the employ of the Company or any such subsidiary or affiliate; or hire for any purpose any employee of the Company or any subsidiary or affiliate or any employee who has left the employment of the Company or any subsidiary or affiliate within one year of the termination of such employee’s employment with the Company or any such subsidiary or affiliate or at any time in violation of such employee’s non-competition agreement with the Company or any such subsidiary or affiliate; or

(ii)    solicit or accept employment or be retained by any Person who, at any time during the term of this Agreement, was an agent, client or customer of the Company or any of its subsidiaries or affiliates where his position will be related to the business of the Company or any such affiliate; or

(iii)   solicit or accept the business of any agent, client or customer of the Company or any of its subsidiaries or affiliates with respect to products, services or investments similar to those provided or supplied by the Company or any of its subsidiaries or affiliates.

(c)       The Company and the Executive each agree that both during the Term and at all times thereafter, neither party shall directly or indirectly disparage, whether or not true, the name or reputation of the other party or any of its subsidiaries or affiliates, including but not limited to, any officer, director, employee or shareholder of the Company or any of its subsidiaries or affiliates.

(d)       In the event that the Executive breaches any provisions of Section 5 or this Section 6 or there is a threatened breach, then, in addition to any other rights which the Company may have, the Company shall (i) be entitled, without the posting of a bond or other security, to injunctive relief to enforce the restrictions contained in such Sections and (ii) have the right to require the Executive to account for and pay over to the Company all compensation, profits, monies, accruals, increments and other benefits (collectively “Benefits”) derived or received by the Executive as a result of any transaction constituting a breach of any of the provisions of Section 5 or this Section 6 and the Executive hereby agrees to account for and pay over such Benefits to the Company. The Executive agrees that in an action pursuant to this Section 6, that if the Company makes a prima facie showing that the Executive has violated or intends to violate any of the provisions of this Section 6, the Company need not prove either damage or irreparable injury in order to obtain injunctive relief. The Company and the Executive agree that any such action for injunctive or equitable relief shall be heard in a state or federal court situated in the State of California and each of the parties hereto agrees to accept service of process by registered or certified mail and to otherwise consent to the jurisdiction of such courts.

(e)       Each of the rights and remedies enumerated in Section 6(d) shall be independent of the others and shall be in addition to and not in lieu of any other rights and remedies available to the Company at law or in equity. The Executive hereby acknowledges and agrees that the covenant against competition provided for pursuant to Section 6(a) is reasonable with respect to it duration, geographic area and scope. If, at the time of enforcement of this Section 6, a court holds that the restrictions stated herein are unreasonable under the circumstances then existing, the Parties hereto agree that the maximum duration, scope or geographic area legally permissible under such circumstances will be substituted for the duration, scope or area state herein. If any of the covenants contained in this Section 6, or any part of any of them, is hereafter construed or adjudicated to be invalid or unenforceable, the same shall not affect the remainder of the covenant or covenants or rights or remedies which shall be given full effect without regard to the invalid portions. No such holding of invalidity or unenforceability in one jurisdiction shall bar or in any way affect the Company’s right to the relief provided in this Section 6 or otherwise in the courts of any other state or jurisdiction within the geographical scope of such covenants as to breaches of such covenants in such other respective states or jurisdictions, such covenants being, for this purpose, severable into diverse and independent covenants.

(f)        In the event that an actual proceeding is brought in equity to enforce the provisions of Section 5 or this Section 6, the Executive shall not urge as a defense that there is an adequate remedy at law nor shall the Company be prevented from seeking any other remedies which may be available.

(g)       The provisions of this Section 6 shall survive any termination of this Agreement.

7.	Representations and Warranties by the Executive.

The Executive hereby represents and warrants to the Company as follows:

(i)     Neither the execution or delivery of this Agreement nor the performance by the Executive of his duties and other obligations hereunder violate or will violate any statute, law, determination or award, or conflict with or constitute a default or breach of any covenant or obligation under (whether immediately, upon the giving of notice or lapse of time or both) any prior employment agreement, contract, or other instrument to which the Executive is a party or by which he is bound.

(ii)    The Executive will not use any confidential information or trade secrets of any third party in his employment by the Company in violation of the terms of the agreements under which he had access to or knowledge of such confidential information or trade secrets.

(iii)   The Executive has the full right, power and legal capacity to enter and deliver this Agreement and to perform his duties and other obligations hereunder. This Agreement constitutes the legal, valid and binding obligation of the Executive enforceable against him in accordance with its terms. No approvals or consents of any persons or entities are required for the Executive to execute and deliver this Agreement or perform his duties and other obligations hereunder.

8.	Miscellaneous.

(a)       This Agreement shall be governed by, and construed and interpreted in accordance with, the laws of California, without giving effect to its principles of conflicts of laws.

(b)       Any dispute arising out of, or relating to, this Agreement or the breach thereof (other than Sections 5 or 6 hereof), or regarding the interpretation thereof, shall be finally settled by arbitration conducted in San Diego, California in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect before a single arbitrator appointed in accordance with such rules. Judgment upon any award rendered therein may be entered and enforcement obtained thereon in any court having jurisdiction. The arbitrator shall have authority to grant any form of appropriate relief, whether legal or equitable in nature, including specific performance. For the purpose of any judicial proceeding to enforce such award or incidental to such arbitration or to compel arbitration and for purposes of Sections 5 and 6 hereof, the parties hereby submit to the exclusive jurisdiction of the courts of California or the United States District Court for the Southern District of California, and agree that service of process in such arbitration or court proceedings shall be satisfactorily made upon it if sent by registered mail addressed to it at the address referred to below in paragraph (i) of this Section 11 below. The costs of such arbitration shall be borne proportionate to the finding of fault as determined by the arbitrator. Judgment on the arbitration award may be entered by any court of competent jurisdiction.

(c)       This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective heirs, legal representatives, successors and permitted assigns.

(d)       This Agreement, and the Executive’s rights and obligations hereunder, may not be assigned by the Executive. The Company may assign its rights, together with its obligations, hereunder in connection with any sale, transfer or other disposition of all or substantially all of its business or assets.

(e)       This Agreement cannot be amended orally, or by any course of conduct or dealing, but only by a written agreement signed by the parties hereto.

(f)        The failure of either party to insist upon the strict performance of any of the terms, conditions and provisions of this Agreement shall not be construed as a waiver or relinquishment of future compliance therewith, and such terms, conditions and provisions shall remain in full force and effect. No waiver of any term or condition of this Agreement on the part of either party shall be effective for any purpose whatsoever unless such waiver is in writing and signed by such party.

(g)       All notices, requests, consents and other communications, required or permitted to be given hereunder, shall be in writing and shall be delivered personally or by an overnight courier service or sent by registered or certified mail, postage prepaid, return receipt requested, to the parties at the addresses set forth on the first page of this Agreement, and shall be deemed given when so delivered personally or by overnight courier, or, if mailed, five days after the date of deposit in the United States mails. Either party may designate another address for receipt of notices hereunder by giving notice to the other party in accordance with this Section 8(g).

(h)       This Agreement sets forth the entire agreement and understanding of the parties relating to the subject matter hereof, and supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter hereof. No representation, promise or inducement has been made by either party that is not embodied in this Agreement, and neither party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.

(i)        As used in this Agreement, “affiliate” of a specified Person shall mean and include any Person controlling, controlled by or under common control with the specified Person.

(j)        The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

(k)       As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural, shall be deemed to include the others whenever and wherever the context so requires. Additionally, unless the context requires otherwise, "or" is not exclusive.

(l)        This Agreement may be executed in any number of counterparts, each of which shall constitute an original, but all of which together shall constitute one and the same instrument.

* * * * *

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

IASO PHARMA INC.

By:	/s/ Matthew A. Wikler
	Name:	Matthew A. Wikler
	Title:	President & Chief Executive Officer

EXECUTIVE

/s/ James W. Klingler
Name: James W. Klingler